EX-34.2
(logo) KPMG

KPMG LLP
Suite 2000
355 South Grand Avenue
Los Angeles, CA 90071-1568


Report of Independent Registered Public Accounting Firm


The Board of Directors
IndyMac Federal Bank, F.S.B.:


We have examined management's assessment, included in the accompanying Management's Assertion on Compliance with Applicable Regulation AB Servicing Criteria (Management's Assertion), that IndyMac Federal Bank, F.S.B. (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB (Regulation AB) for public asset-backed securitization transactions and other servicing contracts which include terms that require the Company to submit reports in accordance with Regulation AB, closed on or after January 1, 2006, for which the Company acted as servicer (the Platform), except for servicing criteria 1122(d)(1)(i), 1122(d)(l)(iii), 1122(d)(3)(i)(C), 1122(d)(4)(ii) and 1122(d)(4)(xv), which the
Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2008. Furthermore, the Company has determined the following servicing criteria to be applicable to the activities the Company performs with respect to the Platform as described below:

* Servicing criterion 1122(d)(2)(iv) is applicable to the activities the Company performs with respect to the Platform only as it relates to separately maintaining the collection and custodial accounts;

* Servicing criteria 1122(d)(3)(i)-(iv) are applicable to the activities the Company performs with respect to the Platform only as it relates to maintaining and preparing certain reports and delivering such reports to the related trustee/trust administrator and calculating certain amounts collected for the pool assets and remitting such amounts to the trustee/trust administrator under each of the related transaction documents; and

* Servicing criterion 1122(d)(4)(xi) is applicable to the activities the Company performs with respect to the Platform only as it relates to tax payments made on behalf of an obligor under each of the related transaction documents.

Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either


(page)


prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

As described in Management's Assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vi)-(vii) and 1122(d)(4)(xi)-(xiii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors is considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vi)-(vii) and 1122(d)(4)(xi)-(xiii) for which compliance is determined based on Interpretation 17.06 as described above, is fairly stated as of and for the year ended December 31, 2008 is fairly stated, in all material respects.


/s/ KPMG LLP

Los Angeles, California
March 11, 2009


KPMG LLP, a U.S. limited liability partnership, is the U.S member firm of KPMG International, a Swiss cooperative.